Exhibit 99.1

Aurinia Announces Board Restructuring

•Peter Greenleaf, President and Chief Executive Officer of Aurinia, remains a Director
•Kevin Tang, President of Tang Capital Management, LLC, appointed as a Director
•The Board has accepted the conditional resignations of three directors who received less than majority support at the 2024 Annual General Meeting

ROCKVILLE, Md. & EDMONTON, Alberta – September 12, 2024 – Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today announced that it has restructured its Board of Directors (the Board) to further align the Company with shareholder interests.

Peter Greenleaf, President and Chief Executive Officer of Aurinia, remains a Director. Mr. Greenleaf had conditionally resigned as a Director because he received less than majority support at the 2024 Annual General Meeting (the Meeting). The Board carefully considered all relevant factors and determined that there are exceptional circumstances that warrant the rejection of Mr. Greenleaf’s conditional resignation. The Board believes that maintaining Mr. Greenleaf’s Director position is in the best interests of the Company and allows for the Company’s continued focus on commercial execution, free cash flow generation, and advancement of its pipeline.

The Board has appointed Kevin Tang, President of Tang Capital Management, LLC, a life sciences-focused investment company that he founded in 2002, as a Director. Mr. Tang has more than 20 years of experience investing in, governing and leading companies in the biopharmaceutical industry. His biography can be found here.

The Board has accepted the conditional resignations of Daniel G. Billen, Ph.D., R. Hector MacKay-Dunn, J.D., K.C., and Brinda Balakrishnan, M.D., Ph.D., who received less than majority support at the Meeting.

The restructured Board consists of seven members: Jeffrey A. Bailey; Robert T. Foster, Pharm.D., Ph.D., DSc; Peter Greenleaf; David R.W. Jayne, M.D., FRCP, FRCPE, FMedSci; Jill Leversage; Karen Smith, M.D., Ph.D., MBA, LLM; and Kevin Tang.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. Aurinia is also developing AUR200, a differentiated, potential best-in-class therapy for autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand).

Media & Investor Inquiries:
Andrea Christopher
Corporate Communications & Investor Relations
Aurinia Pharmaceuticals Inc.
achristopher@auriniapharma.com

General Investor Inquiries:
ir@auriniapharma.com

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